UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2008

Touchmark Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Georgia	333-143840	20-8746061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3740 Davinci Court, Suite 150, Norcross, GA	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 407-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 20, 2008, the board of directors of Touchmark Bancshares, Inc. voted to expand the size of the board from 18 members to 19 members and elected Dr. Mukund C. Raja as a director to fill the newly created vacancy. Dr. Raja was appointed as a Class I director and will serve until the company’s 2009 annual meeting of shareholders, and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. Dr. Raja was also appointed to the board of directors of the company’s banking subsidiary, Touchmark National Bank, and was named as a member of the Asset/Liability Committee of the company and the bank. Dr. Raja is an ear, nose and throat surgeon who has practiced medicine in the bank’s primary service area since 1985.

Directors currently do not receive a retainer or fees for attending board and committee meetings, but are eligible to receive stock-based awards under the company’s 2008 Equity Incentive Plan. There is no arrangement or understanding between Dr. Raja and any other persons pursuant to which he was elected as a director. There are no transactions between Dr. Raja and the company or its subsidiary that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUCHMARK BANCSHARES, INC.

	By:	/s/ William R. Short
William R. Short
President and Chief Executive Officer

Dated: August 26, 2008